Exhibit 4.3
          This SUPPLEMENTAL INDENTURE, dated as of September 29, 2010 (this “Supplemental Indenture”), between Novelis Inc. (together with its successors and assigns, the “Company”) and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
          WHEREAS the Company was formed on September 29, 2010 as a result of the amalgamation, in accordance with the provisions of the Canada Business Corporations Act, of Novelis Inc. (the “Predecessor”) and its parent, AV Aluminum Inc. (“Holdings”);
          WHEREAS, the Predecessor and the Trustee have heretofore executed and delivered the Indenture, dated as of February 3, 2005 (as amended, supplemental, waived or otherwise modified, the “Indenture”) providing for the issuance of 7 1/4% Senior Notes due 2015 (the “Notes”);
          WHEREAS, the terms of the Indenture provide that upon the amalgamation of the Predecessor with another corporation, the successor corporation must enter into a supplemental indenture to evidence the succession of such corporation to the Predecessor and the assumption by such successor corporation of the covenants and conditions of the Indenture to be performed by the Predecessor and in the Notes upon the amalgamation;
          WHEREAS, the Company has provided to the Trustee the Officers’ Certificates and Opinions of Counsel required by Sections 5.01(f), (g) and (h) of the Indenture with respect to the execution of this Supplemental Indenture;
          WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and
          WHEREAS, all other acts and proceedings required by law, by the Indenture and by the organizational documents of the Company to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with the Indenture’s terms, have been duly done and performed.
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE 1
DEFINITIONS
          1.1 General. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(a) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and
(b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
ASSUMPTION OF OBLIGATIONS
          2.1 Assumption of Obligations. In accordance with Section 5.01 of the Indenture, the Company, as successor to the Predecessor pursuant to the Predecessor’s amalgamation with Holdings hereby expressly assumes all of the Predecessor’s obligations under the Indenture and in respect of the Securities, including without limitation, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Predecessor..
ARTICLE 3
MISCELLANEOUS
          3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
          3.2 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, this Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of this Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
          3.3 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.
          3.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdictions shall not invalidate such provision in any other jurisdiction.
          3.5 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
          3.6 Trustee Disclaimer. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
          3.7 Governing Law.
          THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          3.8 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.
[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first above written.

NOVELIS INC.
By:	/s/ Steven R. Fisher
	Name:	Steven R. Fisher
	Title:	Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ Lee Ann Willis
	Name:	Lee Ann Willis
	Title:	Senior Associate